Exhibit 4.1

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF $.001 PAR VALUE EACH OF

AMERICAN BRIVISION (HOLDING) CORPORATION

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

COUNTERSIGNED:

OLDE MONMOUTH STOCK TRANSFER CO., INC.

200 MEMORIAL PARKWAY, ATLANTIC HIGHLANDS , NJ 07716

TRANSFER AGENT

BY:

AUTHORIZED SIGNATURE